PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                          Dated May 16, 2003
                                                                 Rule 424(b)(3)

                                  $12,550,000

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes
                              --------------------
                      Exchangeable Notes due May 30, 2010
                       Exchangeable for Common Shares of
                       CANADIAN NATIONAL RAILWAY COMPANY

Beginning June 21, 2003, you will be able to exchange your notes for a number of common shares of Canadian National Railway, subject to our right to call all of the notes on or after May 21, 2005.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o    Beginning June 21, 2003, you will have the right to exchange each note for
     17.531765 common shares of Canadian National Railway. If you exchange, we will have the right to deliver to you either the actual shares or the cash value of such shares.

o We have the right to call all of the notes on or after May 21, 2005. If we call the notes on any day from and including May 21, 2005 to and including the maturity date, we will pay to you the call price of $1,000, provided that if the market value of 17.531765 common shares of Canadian National Railway on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you 17.531765 common shares of Canadian National Railway per note.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we notify you that we will be delivering common shares of Canadian National Railway rather than the call price in cash.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o Canadian National Railway is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o    The notes will not be listed on any organized securities exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                              --------------------
                                   PRICE 100%
                              --------------------

                                   Price to        Agent's       Proceeds to
                                    Public       Commissions      Company
                                  ----------     -----------     -----------
Per Note.........................     100%           .25%           99.75%
Total............................ $12,550,000      $31,375       $12,518,625

                                 MORGAN STANLEY

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                                      PS-2

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors." The notes have been designed for investors who are willing to forego market floating interest payments on the notes in return for the right to exchange the notes for Canadian National Railway common shares at the exchange ratio.

                              The Notes

Each note costs $1,000        We, Morgan Stanley (formerly known as Morgan
                              Stanley Dean Witter & Co.), are offering our
                              Exchangeable Notes due May 30, 2010, which you may exchange for common shares of Canadian
                              National Railway Company beginning on June 21,
                              2003. The principal amount and issue price of each note is $1,000. We refer to Canadian
                              National Railway Company as Canadian National, and we refer to the common shares of Canadian
                              National as Canadian National Shares.

Payment at maturity           Unlike ordinary debt securities, the notes do not
                              pay interest. If you hold the notes to maturity, which is May 30, 2010, we will pay $1,000 per note to you.

                              Your Exchange Right

The exchange ratio            Beginning June 21, 2003, you may exchange each
is 17.531765                  note for a number of Canadian National Shares
                              equal to the exchange ratio. The exchange ratio is 17.531765 Canadian National Shares per note, subject to adjustment for certain corporate events relating to Canadian National.

                              When you exchange your notes, our affiliate
                              Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of Canadian National Shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              If we receive your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to you   We will pay to you, at our option, on the third
cash or Canadian National     business day after you fulfill all the conditions
Shares if you elect to        of your exchange, either:
exchange your notes
                              o    Canadian National Shares, or

                              o    the cash value of such shares.

                              If we call the notes for the call price in cash, as described below, you will no longer be able to exchange your notes. If, however, we notify you that we will be delivering Canadian National Shares rather than the call price in cash upon our call of the notes, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

On or after May 21, 2005, we On the last trading day before the date of our may call the notes for stock call notice, the calculation agent will determine
or cash, depending on the     the value of the Canadian National Shares
price of Canadian National    underlying the notes. That value is referred to
Shares                        as parity.

                              If we call the notes for settlement on any day from and including May 21, 2005 to and including the maturity date and parity is less than the call price of $1,000, then we will pay the call price to you in cash. If we give notice that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, parity as so determined is equal to or greater than the call price of $1,000, then we will deliver Canadian National Shares instead. In that case, you will still have the right to exchange your note on any day prior to the fifth scheduled trading day prior to the call date.

                              If the price of Canadian National Shares is lower on the call date than it was on the last trading day before the date of our call notice, the value of the Canadian National Shares that you receive on the call date for each note may be less than the call price of $1,000.

Canadian National Shares are  The last reported sales price of Canadian
currently $50.58 per share    National Shares on the New York Stock Exchange,
                              Inc. on the date of this pricing supplement was $50.58. All prices for Canadian National Shares in this pricing supplement are quoted in U.S.
                              dollars. You can review the historical prices of Canadian National Shares in the section of this pricing supplement called "Description of
                              Notes--Historical Information."

Tax treatment                 The notes will be treated as "contingent payment
                              debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                              Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes even though no interest will be paid on the notes. In addition, any gain recognized by U.S.
                              taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation" and the section called "United
                              States Federal Taxation--Notes--Optionally
                              Exchangeable Notes" in the accompanying
                              prospectus supplement. You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the          We have appointed our affiliate MS & Co. to act
Calculation Agent             as calculation agent for JPMorgan Chase Bank, the
                              trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of Canadian National
                              Shares or the amount of cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Canadian National Shares and that we describe in the section of this pricing supplement called
                              "Description of Notes--Antidilution Adjustments."

No affiliation with           Canadian National is not an affiliate of ours and
Canadian National             is not involved with this offering in any way.
                              The notes are obligations of Morgan Stanley and not of Canadian National.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Floating Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact us at our principal executive
                              offices at 1585 Broadway, New York, New York
                              10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay          The terms of the notes differ from those of
interest like ordinary debt   ordinary debt securities in that we will not pay
securities                    interest on the notes. As a result, the return on
                              your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forego market floating interest payments on the notes in return for the right to exchange the notes for Canadian
                              National Shares at the exchange ratio.

The notes will not be listed  The notes will not be listed on any organized securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so.

Market price of the notes     Several factors, many of which are beyond our
may be influenced by many     control, will influence the value of the notes,
unpredictable factors         including:

                              o    the market price of Canadian National Shares

                              o the volatility (frequency and magnitude of changes in price) of Canadian National Shares

                              o    the dividend rate on Canadian National
                                   Shares

                              o the rate of exchange between the Canadian dollar and the U.S. dollar

                              o    geopolitical conditions and economic,
                                   financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Canadian National Shares

                              o    interest and yield rates in the market

                              o    the time remaining until (1) you can
                                   exchange your notes for Canadian National
                                   Shares, (2) we can call the notes (which can be on or after May 21, 2005) and (3) the notes mature

                              o    our creditworthiness

                              These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Canadian National Shares is at, below or not sufficiently above the price of Canadian National Shares at pricing.

                              You cannot predict the future performance of Canadian National Shares based on its historical performance.

Morgan Stanley is not         Canadian National is not an affiliate of ours and
affiliated with Canadian      is not involved with this offering in any way.
National                      Consequently, we have no ability to control the
                              actions of Canadian National, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Canadian National has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Canadian National.

Morgan Stanley may engage     We or our affiliates may presently or from time
in business with or           to time engage in business with Canadian National
involving Canadian            without regard to your interests, including
National without regard       extending loans to, or making equity investments
to your interests             in, Canadian National or providing advisory
                              services to Canadian National, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Canadian National.
                              Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Canadian
                              National. These research reports may or may not recommend that investors buy or hold Canadian
                              National Shares.

You have no shareholder       As an investor in the notes, you will not have
rights                        voting rights or the right to receive dividends
                              or other distributions or any other rights with respect to Canadian National Shares.

The notes are also subject    Fluctuations in the exchange rate between the
to currency risk              Canadian dollar and the U.S. dollar may affect
                              the U.S. dollar price of Canadian National Shares on the New York Stock Exchange and, as a result, may affect the market value of the notes. See
                              "Description of Notes--Currency Exchange Rate
                              Information" below.

                              The Canadian dollar has been subject to declines and fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes.

                              The exchange rate between the Canadian dollar and U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States of America, including economic and political developments in other countries.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
we are required to make do    exchange ratio for certain events affecting
not cover every corporate     Canadian National Shares, such as stock splits
event that can affect         and stock dividends, and certain other corporate
Canadian National Shares      actions involving Canadian National, such as
                              mergers. However, the calculation agent is not required to make an adjustment for every corporate event or every distribution that can affect the price of Canadian National Shares. For example, the calculation agent is not required to make any adjustments if Canadian National or anyone else makes a partial tender offer or a partial exchange offer for Canadian National
                              Shares. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Canadian National Shares other than those contemplated in this pricing supplement.
                              Such adjustments will be made to reflect the consequences of those corporate events, but not with the aim of changing the relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent and  affiliate, the economic interests of the its affiliates may influence  calculation agent and its affiliates may be
determinations                adverse to your interests as an investor in the
                              notes. MS& Co. will calculate how many Canadian
                              National Shares or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events.
                              Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the amount payable to you at maturity or upon a price event acceleration of the notes. See the sections of this pricing supplement called "Description of Notes--Antidilution Adjustments."

Hedging and trading           MS & Co. and other affiliates of ours have
activity by the calculation   carried out, and we expect that they will
agent and its affiliates      continue to carry out, hedging activities related
could potentially affect      to the notes (and possibly to other instruments
the value of the notes        linked to Canadian National Shares), including
                              trading in Canadian National Shares as well as in other instruments related to Canadian National
                              Shares. MS & Co. and some of our other
                              subsidiaries also trade Canadian National Shares and other financial instruments related to Canadian National Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could have affected the price of Canadian National
                              Shares on the date of this pricing supplement and could have increased the price at which Canadian
                              National Shares must trade before the Canadian
                              National Shares for which you may exchange each note will be worth as much as or more than the principal amount of each note. Additionally, such trading activities during the term of the notes could potentially affect the price of Canadian
                              National Shares and, accordingly, the value of the Canadian National Shares or the amount of cash you will receive upon exchange or redemption.

Tax treatment                 You should also consider the tax consequences of
                              investing in the notes. The notes will be treated as "contingent payment debt instruments" for U.S.
                              federal income tax purposes, as described in the section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes even though no interest will actually be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.
                              Please read carefully the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation" and the section called "United States Federal Taxation--Notes--
                              Optionally Exchangeable Notes" in the
                              accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our Exchangeable Notes due May 30, 2010 (Exchangeable for Common Shares of Canadian National Railway Company). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Aggregate Principal Amount............  $12,550,000

Maturity Date.........................  May 30, 2010

Specified Currency....................  U.S. dollars

Issue Price...........................  100%

Original Issue Date (Settlement Date).  May 21, 2003

CUSIP.................................  617446JH3

Minimum Denominations.................  $1,000

Interest Rate.........................  None

Exchange Right........................  On any Exchange Date, you will be entitled, upon your completion and
                                        delivery to us and the Calculation
                                        Agent through the Depositary, which we
                                        refer to as DTC, of an Official Notice
                                        of Exchange (in the form of Annex A
                                        attached hereto) prior to 11:00 a.m.
                                        (New York City time) on such date, to
                                        exchange each Note for a number of
                                        Canadian National Shares at the
                                        Exchange Ratio. You will not, however,
                                        be entitled to exchange your Notes if
                                        we have previously called the Notes for
                                        the cash Call Price as described under
                                        "--Morgan Stanley Call Right" below.

                                        Upon any such exchange, we may, at our
                                        sole option, either deliver such
                                        Canadian National Shares or pay an
                                        amount in cash equal to the Exchange
                                        Ratio times the Market Price (as
                                        defined below) of Canadian National
                                        Shares on the Exchange Date, as
                                        determined by the Calculation Agent, in
                                        lieu of such Canadian National Shares.
                                        See "--Market Price."

                                        We will, or will cause the Calculation
                                        Agent to, deliver such Canadian
                                        National Shares or cash to the Trustee
                                        for delivery to you on the third
                                        business day after the Exchange Date,
                                        upon delivery of your Notes to the
                                        Trustee. The "Exchange Settlement Date"
                                        will be the third business day after
                                        the Exchange Date, or, if later, the
                                        day on which your Notes are delivered
                                        to the Trustee.

No Fractional Shares .................  If upon any exchange or call of the
                                        Notes we deliver Canadian National
                                        Shares, we will pay cash in lieu of
                                        delivering any fractional Canadian
                                        National Share in an amount equal to
                                        the corresponding fractional Market
                                        Price of Canadian National Shares as
                                        determined by the Calculation Agent on
                                        the applicable Exchange Date or on the
                                        second Trading Day immediately
                                        preceding the Call Date.

Exchange Ratio........................  17.531765, subject to adjustment for certain corporate events relating to
                                        Canadian National. See "--Antidilution
                                        Adjustments" below.

Exchange Date.........................  Any Trading Day on which you have duly completed and delivered to us and the
                                        Calculation Agent through DTC and we
                                        have received an official notice of
                                        exchange prior to 11:00 a.m., or if we
                                        receive it after 11:00 a.m., the next
                                        Trading Day; provided that such Trading
                                        Day falls during the period beginning
                                        June 21, 2003 and ending on the Trading
                                        Day prior to the earliest of (i) the
                                        fifth scheduled Trading Day prior to
                                        the Maturity Date, (ii) the fifth
                                        scheduled Trading Day prior to the Call
                                        Date and (iii) in the event of a call
                                        for the cash Call Price as described
                                        under "--Morgan Stanley Call Right"
                                        below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right ............  On or after May 21, 2005 to and including the Maturity Date, we may
                                        call the Notes, in whole but not in
                                        part, for mandatory exchange into
                                        Canadian National Shares at the
                                        Exchange Ratio; provided that, if
                                        Parity (as defined below) on the
                                        Trading Day immediately preceding the
                                        Morgan Stanley Notice Date, as
                                        determined by the Calculation Agent, is
                                        less than the Call Price, we will pay
                                        the Call Price in cash on the Call
                                        Date. If we call the Notes for
                                        mandatory exchange, then, unless you
                                        subsequently exercise the Exchange
                                        Right (the exercise of which will not
                                        be available to you following a call
                                        for cash in an amount equal to the Call
                                        Price), the Canadian National Shares or
                                        (in the event of a call for cash, as
                                        described above) cash to be delivered
                                        to you will be delivered on the Call
                                        Date fixed by us and set forth in our
                                        notice of mandatory exchange, upon
                                        delivery of your Notes to the Trustee.
                                        We will, or will cause the Calculation
                                        Agent to, deliver such Canadian
                                        National Shares or cash to the Trustee
                                        for delivery to you.

                                        Except in the case of a call for the
                                        cash Call Price as described above,
                                        until the fifth scheduled trading day
                                        prior to the Call Date, you will
                                        continue to be entitled to exchange the
                                        Notes and receive any amounts described
                                        under "--Exchange Right" above.

Morgan Stanley Notice Date............  The scheduled Trading Day on which we issue our notice of mandatory exchange,
                                        which must be at least 30 but no more
                                        than 60 days prior to the Call Date.

Call Date.............................  The scheduled Trading Day on or after
                                        May 21, 2005 or the Maturity Date
                                        (regardless of whether the Maturity
                                        Date is a scheduled Trading Day) as
                                        specified by us in our notice of
                                        mandatory exchange on which we will
                                        deliver Canadian National Shares or
                                        cash equal to the Call Price to you for
                                        mandatory exchange.

Parity................................  With respect to any Trading Day, an amount equal to the Exchange Ratio
                                        times the Market Price of Canadian
                                        National Shares (and any other Exchange
                                        Property) on such Trading Day.

Call Price............................  $1,000 per Note

Market Price..........................  If Canadian National Shares (or any
                                        other security for which a Market Price
                                        must be determined) are listed on a
                                        national securities exchange, are
                                        securities of the Nasdaq National
                                        Market or are
                                        included in the OTC Bulletin Board
                                        Service ("OTC Bulletin Board") operated
                                        by the National Association of
                                        Securities Dealers, Inc. (the "NASD"),
                                        the Market Price for one share of
                                        Canadian National (or one unit of any
                                        such other security) on any Trading Day
                                        means (i) the last reported sale price,
                                        regular way, of the principal trading
                                        session on such day on the principal
                                        United States securities exchange
                                        registered under the Securities
                                        Exchange Act of 1934, as amended (the
                                        "Exchange Act"), on which Canadian
                                        National Shares (or any such other
                                        security) are listed or admitted to
                                        trading (which may be the Nasdaq
                                        National Market if it is then a
                                        national securities exchange) or (ii)
                                        if not listed or admitted to trading on
                                        any such securities exchange or if such
                                        last reported sale price is not
                                        obtainable (even if Canadian National
                                        Shares (or such other security) are
                                        listed or admitted to trading on such
                                        securities exchange), the last reported
                                        sale price of the principal trading
                                        session on the over-the-counter market
                                        as reported on the Nasdaq National
                                        Market (if it is not then a national
                                        securities exchange) or OTC Bulletin
                                        Board on such day. If the last reported
                                        sale price of the principal trading
                                        session is not available pursuant to
                                        clause (i) or (ii) of the preceding
                                        sentence because the Canadian National
                                        Shares are not listed or admitted to
                                        trading on a United States securities
                                        exchange or reported on the Nasdaq
                                        National Market (if it is not then a
                                        national securities exchange) or OTC
                                        Bulletin Board, the Market Price for
                                        any Trading Day shall be the U.S.
                                        dollar equivalent (using the noon
                                        buying rate in effect for such day
                                        certified by the Federal Reserve Bank
                                        of New York) of last reported sale
                                        price, regular way, of the principal
                                        trading session on such day of the
                                        principal Canadian securities exchange
                                        on which Canadian National Shares are
                                        listed. If the last reported sale price
                                        of the principal trading session is not
                                        available pursuant to clause (i) or
                                        (ii) of the first sentence of this
                                        paragraph or pursuant to the
                                        immediately preceding sentence, in
                                        either case, because of a Market
                                        Disruption Event or otherwise, the
                                        Market Price for any Trading Day shall
                                        be the mean, as determined by the
                                        Calculation Agent, of the bid prices
                                        for Canadian National Shares (or any
                                        such other security) obtained from as
                                        many dealers in such security, but not
                                        exceeding three, as will make such bid
                                        prices available to the Calculation
                                        Agent. Bid prices received in Canadian
                                        dollars will be valued by their U.S.
                                        dollar equivalent (using the noon
                                        buying rate in effect for such day
                                        certified by the Federal Reserve Bank
                                        of New York). Bids of MS & Co. or any
                                        of its affiliates may be included in
                                        the calculation of such mean, but only
                                        to the extent that any such bid is the
                                        highest of the bids obtained. A
                                        "security of the Nasdaq National
                                        Market" shall include a security
                                        included in any successor to such
                                        system and the term "OTC Bulletin Board
                                        Service" shall include any successor
                                        service thereto.

Trading Day...........................  A day, as determined by the Calculation
                                        Agent, on which trading is generally
                                        conducted on the New York Stock
                                        Exchange, Inc. ("NYSE"), the American
                                        Stock Exchange LLC, the Nasdaq National
                                        Market, the Chicago Mercantile Exchange
                                        and the Chicago Board of Options
                                        Exchange and in the over-the-counter
                                        market for equity securities in the
                                        United States and on which a Market
                                        Disruption Event has not occurred;
                                        provided that if Canadian National
                                        Shares are not listed on any United
                                        States securities market, Trading Day
                                        shall
                                        mean a day, as determined by the
                                        Calculation Agent, on which trading is
                                        generally conducted on the principal
                                        Canadian securities exchange on which
                                        Canadian National Shares are listed,
                                        the NYSE, the American Stock Exchange
                                        LLC, the Nasdaq National Market, the
                                        Chicago Mercantile Exchange and the
                                        Chicago Board of Options Exchange and
                                        in the over-the-counter market for
                                        equity securities in the United States
                                        and Canada and on which a Market
                                        Disruption Event has not occurred.

Book Entry Note or Certificated Note..  Book Entry. The Notes will be issued in the form of one or more fully
                                        registered global securities which will
                                        be deposited with, or on behalf of, DTC
                                        and will be registered in the name of a
                                        nominee of DTC. DTC will be the only
                                        registered holder of the Notes. Your
                                        beneficial interest in the Notes will
                                        be evidenced solely by entries on the
                                        books of the securities intermediary
                                        acting on your behalf as a direct or
                                        indirect participant in DTC. In this
                                        pricing supplement, all references to
                                        actions taken by you or to be taken by
                                        you refer to actions taken or to be
                                        taken by DTC upon instructions from its
                                        participants acting on your behalf, and
                                        all references to payments or notices
                                        to you will mean payments or notices to
                                        DTC, as the registered holder of the
                                        Notes, for distribution to participants
                                        in accordance with DTC's procedures.
                                        For more information regarding DTC and
                                        book entry notes, please read "The
                                        Depositary" in the accompanying
                                        prospectus supplement and "Form of
                                        Securities--Global Securities--
                                        Registered Global Securities" in the
                                        accompanying prospectus.

Senior Note or Subordinated Note......  Senior

Trustee...............................  JPMorgan Chase Bank (formerly known as
                                        The Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes.....................  MS & Co.

Calculation Agent.....................  MS & Co.

                                        All determinations made by the
                                        Calculation Agent will be at the sole
                                        discretion of the Calculation Agent and
                                        will, in the absence of manifest error,
                                        be conclusive for all purposes and
                                        binding on you and on us.

                                        Because the Calculation Agent is our
                                        affiliate, the economic interests of
                                        the Calculation Agent and its
                                        affiliates may be adverse to your
                                        interests as an investor in the Notes,
                                        including with respect to certain
                                        determinations and judgments that the
                                        Calculation Agent must make in making
                                        adjustments to the Exchange Ratio or
                                        other antidilution adjustments or
                                        determining the Market Price or whether
                                        a Market Disruption Event has occurred.
                                        See "--Antidilution Adjustments" and
                                        "--Market Disruption Event" below. MS &
                                        Co. is obligated to carry out its
                                        duties and functions as Calculation
                                        Agent in good faith and using its
                                        reasonable judgment.

Antidilution Adjustments..............  The Exchange Ratio will be adjusted as follows:

                                        1. If Canadian National Shares are
                                        subject to a stock split or reverse
                                        stock split, then once such split has
                                        become effective, the Exchange Ratio
                                        will be adjusted to equal the product
                                        of the prior Exchange Ratio and the
                                        number of shares issued in such stock
                                        split or reverse stock split with
                                        respect to one Canadian National Share.

                                        2. If Canadian National Shares are
                                        subject (i) to a stock dividend
                                        (issuance of additional Canadian
                                        National Shares) that is given ratably
                                        to all holders of Canadian National
                                        Shares or (ii) to a distribution of
                                        Canadian National Shares as a result of
                                        the triggering of any provision of the
                                        corporate charter of Canadian National,
                                        then once the dividend has become
                                        effective and Canadian National Shares
                                        listed on the NYSE or other primary
                                        United States securities market are
                                        trading ex-dividend, the Exchange Ratio
                                        will be adjusted so that the new
                                        Exchange Ratio shall equal the prior
                                        Exchange Ratio plus the product of (i)
                                        the number of shares issued with
                                        respect to one Canadian National Share
                                        and (ii) the prior Exchange Ratio.

                                        3. There will be no adjustments to the
                                        Exchange Ratio to reflect cash
                                        dividends or other distributions paid
                                        with respect to Canadian National
                                        Shares other than distributions
                                        described in paragraph 6 below and
                                        Extraordinary Dividends as described
                                        below. A cash dividend or other
                                        distribution with respect to Canadian
                                        National Shares will be deemed to be an
                                        "Extraordinary Dividend" if the U.S.
                                        dollar equivalent value of such
                                        dividend or other distribution exceeds
                                        the immediately preceding
                                        non-Extraordinary Dividend for Canadian
                                        National Shares (as adjusted for any
                                        subsequent corporate event requiring an
                                        adjustment hereunder, such as a stock
                                        split or reverse stock split) by an
                                        amount equal to at least 10% of the
                                        Market Price of Canadian National
                                        Shares on the Trading Day preceding the
                                        ex-dividend date on the NYSE or other
                                        primary United States securities market
                                        for the payment of such Extraordinary
                                        Dividend (the "ex-dividend date"). If
                                        an Extraordinary Dividend occurs with
                                        respect to Canadian National Shares,
                                        the Exchange Ratio with respect to
                                        Canadian National Shares will be
                                        adjusted on the ex-dividend date with
                                        respect to such Extraordinary Dividend
                                        so that the new Exchange Ratio will
                                        equal the product of (i) the then
                                        current Exchange Ratio and (ii) a
                                        fraction, the numerator of which is the
                                        Market Price on the Trading Day
                                        preceding the ex-dividend date, and the
                                        denominator of which is the amount by
                                        which the Market Price on the Trading
                                        Day preceding the ex-dividend date
                                        exceeds the Extraordinary Dividend
                                        Amount. The "Extraordinary Dividend
                                        Amount" with respect to an
                                        Extraordinary Dividend for Canadian
                                        National Shares will equal (i) in the
                                        case of cash dividends or other
                                        distributions that constitute quarterly
                                        dividends, the amount per share of such
                                        Extraordinary Dividend minus the amount
                                        per share of the immediately preceding
                                        non-Extraordinary Dividend for Canadian
                                        National Shares or (ii) in the case of
                                        cash dividends or other distributions
                                        that do not constitute quarterly
                                        dividends, the amount per share of such
                                        Extraordinary Dividend. To the extent
                                        an Extraordinary Dividend is not paid
                                        in cash, the value of the non-cash
                                        component will be determined by the
                                        Calculation Agent, whose
                                        determination shall be conclusive. A
                                        distribution on the Canadian National
                                        Shares described in paragraph 6 below
                                        that also constitutes an Extraordinary
                                        Dividend shall only cause an adjustment
                                        to the Exchange Ratio pursuant to
                                        paragraph 6. For purposes of this
                                        paragraph 3, dividends paid in Canadian
                                        dollars will be converted to U.S.
                                        dollars using the noon buying rate
                                        certified by the Federal Reserve Bank
                                        of New York in effect on the relevant
                                        determination date.

                                        4. If Canadian National is being
                                        liquidated or is subject to a
                                        proceeding under any applicable
                                        bankruptcy, insolvency or other similar
                                        law, the Notes will continue to be
                                        exchangeable into Canadian National
                                        Shares so long as a Market Price for
                                        Canadian National Shares is available.
                                        If a Market Price is no longer
                                        available for Canadian National Shares
                                        for whatever reason, including the
                                        liquidation of Canadian National or the
                                        subjection of Canadian National to a
                                        proceeding under any applicable
                                        bankruptcy, insolvency or other similar
                                        law, then the value of Canadian
                                        National Shares will equal zero for so
                                        long as no Market Price is available.

                                        5. If there occurs any reclassification
                                        or change of Canadian National Shares,
                                        including, without limitation, as a
                                        result of the issuance of tracking
                                        stock by Canadian National, or if
                                        Canadian National has been subject to a
                                        merger, combination or consolidation
                                        and is not the surviving entity, or if
                                        there occurs a sale or conveyance to
                                        another corporation of the property and
                                        assets of Canadian National as an
                                        entirety or substantially as an
                                        entirety, in each case as a result of
                                        which the holders of Canadian National
                                        Shares shall be entitled to receive
                                        stock, other securities or other
                                        property or assets (including, without
                                        limitation, cash or other classes of
                                        stock of Canadian National) ("Exchange
                                        Property") with respect to or in
                                        exchange for such Canadian National
                                        Shares, then the investors in the Notes
                                        then outstanding will be entitled
                                        thereafter to exchange such Notes into
                                        the kind and amount of Exchange
                                        Property that non-Canadian holders (as
                                        defined pursuant to such transaction)
                                        of Canadian National Shares would have
                                        owned or been entitled to receive upon
                                        such reclassification, change, merger,
                                        combination, consolidation, sale or
                                        conveyance had such investors exchanged
                                        such Notes at the then current Exchange
                                        Ratio for Canadian National Shares
                                        immediately prior to any such corporate
                                        event, but without interest thereon. At
                                        such time, no adjustment will be made
                                        to the Exchange Ratio. In the event the
                                        Exchange Property consists of
                                        securities, those securities will, in
                                        turn, be subject to the antidilution
                                        adjustments set forth in paragraphs 1
                                        through 7.

                                        6. If Canadian National issues to all
                                        of its shareholders equity securities
                                        of an issuer other than Canadian
                                        National (other than in a transaction
                                        described in paragraph 5 above), then
                                        the investors in the Notes then
                                        outstanding will be entitled to receive
                                        such new equity securities upon
                                        exchange of such Notes. The Exchange
                                        Ratio for such new equity securities
                                        will equal the product of the Exchange
                                        Ratio in effect for Canadian National
                                        Shares at the time of the issuance of
                                        such new equity securities times the
                                        number of shares of the new equity
                                        securities issued with respect to one
                                        Canadian

                                        National Shares and will thereafter be
                                        subject to the adjustments set forth in
                                        paragraphs 1 through 7.

                                        7. No adjustments to the Exchange Ratio
                                        will be required other than those
                                        specified above. The adjustments
                                        specified above do not cover all of the
                                        events that could affect the Market
                                        Price of Canadian National Shares,
                                        including, without limitation, a
                                        partial tender or exchange offer for
                                        Canadian National Shares. The
                                        Calculation Agent may, in its sole
                                        discretion, make additional changes to
                                        the Exchange Ratio upon the occurrence
                                        of corporate or other similar events
                                        that affect or could potentially affect
                                        market prices of, or shareholders'
                                        rights in, Canadian National Shares (or
                                        other Exchange Property), but only to
                                        reflect such changes, and not with the
                                        aim of changing relative investment
                                        risk. In addition, the Calculation
                                        Agent may, in its sole discretion,
                                        alter the specific adjustments set
                                        forth above in paragraphs 1 through 6
                                        upon the occurrence of one or more of
                                        the events enumerated in paragraphs 1
                                        through 6, if it determines that such
                                        adjustments do not properly reflect the
                                        economic consequences of the events
                                        enumerated in such paragraphs or would
                                        not preserve the relative investment
                                        risks.

                                        No adjustment to the Exchange Ratio
                                        will be required unless such adjustment
                                        would require a change of at least .1%
                                        in the Exchange Ratio then in effect.
                                        The Exchange Ratio resulting from any
                                        of the adjustments specified above will
                                        be rounded to the nearest ten-
                                        thousandth, with five one
                                        hundred-thousandths rounded upward.

                                        With respect to events described in
                                        paragraphs 2, 3 and 6 above, if
                                        Canadian National Shares are no longer
                                        traded on the NYSE or any other primary
                                        United States securities market,
                                        "primary United States securities
                                        market" shall include the primary
                                        Canadian securities market on which
                                        Canadian National Shares are listed or
                                        admitted for trading.

                                        The Calculation Agent shall be solely
                                        responsible for the determination and
                                        calculation of any adjustments to the
                                        Exchange Ratio and of any related
                                        determinations and calculations with
                                        respect to any distributions of stock,
                                        other securities or other property or
                                        assets (including cash) in connection
                                        with any corporate event described in
                                        paragraph 5 or 6 above, and its
                                        determinations and calculations with
                                        respect thereto shall be conclusive in
                                        the absence of manifest error.

                                        The Calculation Agent will provide
                                        information as to any adjustments to
                                        the Exchange Ratio upon written request
                                        by any investor in the Notes.

                                        If you exercise your Exchange Right and
                                        we elect to deliver Canadian National
                                        Shares or if we call the Notes for
                                        Canadian National Shares, the
                                        Calculation Agent will continue to make
                                        such adjustments until the close of
                                        business on the Exchange Date or the
                                        third Trading Day prior to the Call
                                        Date, as applicable.

Market Disruption Event...............  "Market Disruption Event" means, with respect to Canadian National Shares:

                                            (i) a suspension, absence or
                                            material limitation of trading of
                                            Canadian National Shares on the
                                            primary United States or Canadian
                                            market for Canadian National Shares
                                            for more than two hours of trading
                                            or during the one-half hour period
                                            preceding the close of the
                                            principal trading session in such
                                            market; or a breakdown or failure
                                            in the price and trade reporting
                                            systems of the primary United
                                            States or Canadian market for
                                            Canadian National Shares as a
                                            result of which the reported
                                            trading prices for Canadian
                                            National Shares during the last
                                            one-half hour preceding the close
                                            of the principal trading session in
                                            such market are materially
                                            inaccurate; or the suspension,
                                            absence or material limitation of
                                            trading on the primary United
                                            States or Canadian market for
                                            trading in options contracts
                                            related to Canadian National
                                            Shares, if available, during the
                                            one-half hour period preceding the
                                            close of the principal trading
                                            session in the applicable market,
                                            in each case as determined by the
                                            Calculation Agent in its sole
                                            discretion; and

                                            (ii) a determination by the
                                            Calculation Agent in its sole
                                            discretion that any event described
                                            in clause (i) above materially
                                            interfered with the ability of
                                            Morgan Stanley or any of its
                                            affiliates to unwind or adjust all
                                            or a material portion of the hedge
                                            with respect to the Notes.

                                        For purposes of determining whether a
                                        Market Disruption Event has occurred:
                                        (1) a limitation on the hours or number
                                        of days of trading will not constitute
                                        a Market Disruption Event if it results
                                        from an announced change in the regular
                                        business hours of the relevant
                                        exchange, (2) a decision to permanently
                                        discontinue trading in the relevant
                                        options contract will not constitute a
                                        Market Disruption Event, (3)
                                        limitations pursuant to NYSE Rule 80A
                                        (or any applicable rule or regulation
                                        enacted or promulgated by the NYSE, any
                                        other United States or Canadian
                                        self-regulatory organization, the
                                        Securities and Exchange Commission or
                                        the relevant Canadian securities
                                        regulatory agency of scope similar to
                                        NYSE Rule 80A as determined by the
                                        Calculation Agent) on trading during
                                        significant market fluctuations shall
                                        constitute a suspension, absence or
                                        material limitation of trading, (4) a
                                        suspension of trading in options
                                        contracts on Canadian National Shares
                                        by the primary United States or
                                        Canadian securities market trading in
                                        such options, if available, by reason
                                        of (x) a price change exceeding limits
                                        set by such securities exchange or
                                        market, (y) an imbalance of orders
                                        relating to such contracts or (z) a
                                        disparity in bid and ask quotes
                                        relating to such contracts will
                                        constitute a suspension, absence or
                                        material limitation of trading in
                                        options contracts related to Canadian
                                        National Shares and (5) a suspension,
                                        absence or material limitation of
                                        trading on the primary United States or
                                        Canadian securities market on which
                                        options contracts related to Canadian
                                        National Shares are traded will not
                                        include any time when such securities
                                        market is itself closed for trading
                                        under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default........  In case an event of default with respect to the Notes shall have
                                        occurred and be continuing, the amount
                                        declared due and payable per Note upon
                                        any acceleration of any Note shall be
                                        determined by MS & Co., as Calculation
                                        Agent, and shall be equal to the
                                        principal amount of the Note; provided
                                        that if (x) an investor in a Note has
                                        submitted an Official Notice of
                                        Exchange to us in accordance with the
                                        Exchange Right or (y) we have called
                                        the Notes, other than a call for the
                                        cash Call Price, in accordance with the
                                        Morgan Stanley Call Right, the amount
                                        declared due and payable upon any such
                                        acceleration with respect to the
                                        principal amount of Notes (i) for which
                                        such Official Notice of Exchange has
                                        been duly submitted or (ii) that have
                                        been called shall be an amount in cash
                                        per Note exchanged or called equal to
                                        the Exchange Ratio times the Market
                                        Price of Canadian National Shares (and
                                        any other Exchange Property),
                                        determined by the Calculation Agent as
                                        of the Exchange Date or as of the date
                                        of acceleration, respectively; provided
                                        further that if we have called the
                                        Notes for the cash Call Price, in
                                        accordance with the Morgan Stanley Call
                                        Right, the amount declared due and
                                        payable upon any such acceleration
                                        shall be an amount in cash per Note
                                        equal to the Call Price. See "--Call
                                        Price" above.

Canadian National Shares;
Public Information....................  Canadian National Railway Company
                                        operates a railroad that crosses the
                                        North American continent both east-west
                                        and north-south, serving ports on the
                                        Atlantic, Pacific and Gulf coasts.
                                        Canadian National Shares are registered
                                        under the Exchange Act. Companies with
                                        securities registered under the
                                        Exchange Act are required to file
                                        periodically certain financial and
                                        other information specified by the
                                        Securities and Exchange Commission (the
                                        "Commission"). Information provided to
                                        or filed with the Commission can be
                                        inspected and copied at the public
                                        reference facilities maintained by the
                                        Commission at Room 1024, 450 Fifth
                                        Street, N.W., Washington, D.C. 20549,
                                        and copies of such material can be
                                        obtained from the Public Reference
                                        Section of the Commission, 450 Fifth
                                        Street, N.W., Washington, D.C. 20549,
                                        at prescribed rates. In addition,
                                        information provided to or filed with
                                        the Commission electronically can be
                                        accessed through a website maintained
                                        by the Commission. The address of the
                                        Commission's website is
                                        http://www.sec.gov. Information
                                        provided to or filed with the
                                        Commission by Canadian National
                                        pursuant to the Exchange Act can be
                                        located by reference to Commission file
                                        number 1-2413. In addition, information
                                        regarding Canadian National may be
                                        obtained from other sources including,
                                        but not limited to, press releases,
                                        newspaper articles and other publicly
                                        disseminated documents. We make no
                                        representation or warranty as to the
                                        accuracy or completeness of such
                                        information.

                                        This pricing supplement relates only to
                                        the Notes offered hereby and does not
                                        relate to Canadian National Shares or
                                        other securities of Canadian National.
                                        We have derived all disclosures
                                        contained in this pricing supplement
                                        regarding Canadian National from the
                                        publicly available documents described
                                        in the preceding paragraph. Neither we
                                        nor the Agent has participated in the
                                        preparation of such documents or made
                                        any due diligence
                                        inquiry with respect to Canadian
                                        National in connection with the
                                        offering of the Notes. Neither we nor
                                        the Agent makes any representation that
                                        such publicly available documents are
                                        or any other publicly available
                                        information regarding Canadian National
                                        is accurate or complete. Furthermore,
                                        we cannot give any assurance that all
                                        events occurring prior to the date
                                        hereof (including events that would
                                        affect the accuracy or completeness of
                                        the publicly available documents
                                        described in the preceding paragraph)
                                        that would affect the trading price of
                                        Canadian National Shares (and therefore
                                        the Exchange Ratio) have been publicly
                                        disclosed. Subsequent disclosure of any
                                        such events or the disclosure of or
                                        failure to disclose material future
                                        events concerning Canadian National
                                        could affect the value received on any
                                        Exchange Date or Call Date with respect
                                        to the Notes and therefore the trading
                                        prices of the Notes.

                                        Neither we nor any of our affiliates
                                        makes any representation to you as to
                                        the performance of Canadian National
                                        Shares.

                                        We and/or our affiliates may presently
                                        or from time to time engage in business
                                        with Canadian National, including
                                        extending loans to, or making equity
                                        investments in, Canadian National or
                                        providing advisory services to Canadian
                                        National, including merger and
                                        acquisition advisory services. In the
                                        course of such business, we and/or our
                                        affiliates may acquire non-public
                                        information with respect to Canadian
                                        National, and neither we nor any of our
                                        affiliates undertakes to disclose any
                                        such information to you. In addition,
                                        one or more of our affiliates may
                                        publish research reports with respect
                                        to Canadian National. The statements in
                                        the preceding two sentences are not
                                        intended to affect the rights of
                                        investors in the Notes under the
                                        securities laws. As a prospective
                                        purchaser of a Note, you should
                                        undertake an independent investigation
                                        of Canadian National as in your
                                        judgment is appropriate to make an
                                        informed decision with respect to an
                                        investment in Canadian National Shares.

Historical Information................  The following table sets forth the published high and low Market Prices of
                                        Canadian National Shares on the New
                                        York Stock Exchange during 2000, 2001,
                                        2002 and during 2003 through May 16,
                                        2003. The Market Price of Canadian
                                        National Shares in U.S. dollars on the
                                        New York Stock Exchange on May 16, 2003
                                        was $50.58. We obtained the Market
                                        Prices in U.S. dollars as traded on the
                                        New York Stock Exchange and dividend
                                        amounts in Canadian dollars listed
                                        below from Bloomberg Financial Markets
                                        and we believe such information to be
                                        accurate. You should not take the
                                        historical prices of Canadian National
                                        Shares as an indication of future
                                        performance. We cannot give any
                                        assurance that the price of Canadian
                                        National Shares will increase
                                        sufficiently so that you will receive
                                        an amount in excess of the principal
                                        amount on any Exchange Date or Call
                                        Date.

                                             Canadian National Shares             High         Low          Dividend
                                             ------------------------           --------     --------       --------
                                        (CUSIP 136375102)
                                        2000
                                        First Quarter...........................$  28.00     $  23.38       CA$0.175
                                        Second Quarter..........................   30.50        26.81          0.175
                                        Third Quarter...........................   32.31        28.50          0.175
                                        Fourth Quarter .........................   32.00        27.25          0.175
                                        2001
                                        First Quarter...........................   39.05        29.06          0.195
                                        Second Quarter..........................   42.70        36.32          0.195
                                        Third Quarter...........................   46.17        34.81          0.195
                                        Fourth Quarter..........................   49.21        36.30          0.195
                                        2002
                                        First Quarter...........................   52.80        43.95          0.215
                                        Second Quarter..........................   52.50        47.02          0.215
                                        Third Quarter...........................   52.30        37.34          0.215
                                        Fourth Quarter..........................   45.19        36.32          0.215
                                        2003
                                        First Quarter...........................   43.47        39.39          0.250
                                        Second Quarter (through
                                         May 16, 2003)..........................   51.08        42.72          0.250

                                        We make no representation as to the
                                        amount of dividends, if any, that
                                        Canadian National will pay in the
                                        future. In any event, as an investor in
                                        the Notes, you will not be entitled to
                                        receive dividends, if any, that may be
                                        payable on Canadian National Shares.

Currency Exchange Rate Information ...  The following table sets forth the high, low and period-ending exchange
                                        rates between the Canadian dollar and
                                        the U.S. dollar (expressed as the
                                        number of Canadian dollars per U.S.
                                        dollar) for each quarter from January
                                        1, 2000 through May 16, 2003. We
                                        obtained the exchange rates listed
                                        below from Bloomberg Financial Markets
                                        and we believe such information to be
                                        accurate.

                                                                                  High          Low          Dividend
                                                                                --------      --------       --------
                                        2000
                                        First Quarter......................... CA$1.4735     CA$1.4347      CA$1.4488
                                        Second Quarter........................    1.5091        1.4503         1.4809
                                        Third Quarter.........................    1.5032        1.4648         1.5032
                                        Fourth Quarter........................    1.5571        1.4941         1.4991
                                        2001
                                        First Quarter.........................    1.5756        1.4933         1.5756
                                        Second Quarter........................    1.5806        1.5143         1.5143
                                        Third Quarter.........................    1.5792        1.5113         1.5792
                                        Fourth Quarter........................    1.6042        1.5582         1.5930
                                        2002
                                        First Quarter.........................    1.6135        1.5772         1.5949
                                        Second Quarter........................    1.5998        1.5115         1.5173
                                        Third Quarter.........................    1.5972        1.5123         1.5868
                                        Fourth Quarter........................    1.5976        1.5480         1.5718
                                        2003
                                        First Quarter.........................    1.5737        1.4634         1.4672
                                        Second Quarter (through
                                         May 16, 2003)........................    1.4773        1.3678         1.3678

                                        The information presented in this
                                        pricing supplement relating to the
                                        exchange rate of the U.S. dollar as
                                        compared to the Canadian dollar
                                        is furnished as a matter of information
                                        only. The Canadian dollar has been
                                        subject to declines and fluctuations in
                                        the past and may be subject to
                                        significant fluctuations in the future.
                                        The fluctuations or periods of relative
                                        stability in the Canadian dollar/U.S.
                                        dollar exchange rate that have occurred
                                        in the past are not necessarily
                                        indicative of fluctuations or periods
                                        of relative stability in that rate that
                                        may occur over the term of the Notes.

                                        The spot exchange rates between the
                                        Canadian dollar and U.S. dollar are at
                                        any moment a result of the supply of
                                        and demand for the currencies being
                                        compared, and changes in the exchange
                                        rates result over time from the
                                        interaction of many factors directly or
                                        indirectly affecting economic and
                                        political developments in other
                                        countries. Of particular importance are
                                        rates of inflation, interest rate
                                        levels, the balance of payments and the
                                        extent of governmental surpluses or
                                        deficits in Canada and the United
                                        States, all of which are in turn
                                        sensitive to the monetary, fiscal and
                                        trade policies pursued by the
                                        governments of Canada, the United
                                        States and other jurisdictions
                                        important to international trade and
                                        finance.

Use of Proceeds and Hedging...........  The net proceeds we receive from the sale of the Notes will be used for
                                        general corporate purposes and, in
                                        part, by us or by one or more of our
                                        affiliates in connection with hedging
                                        our obligations under the Notes. See
                                        also "Use of Proceeds" in the
                                        accompanying prospectus.

                                        On the date of this pricing supplement,
                                        we, through our subsidiaries or others,
                                        hedged our anticipated exposure in
                                        connection with the Notes by taking
                                        positions in Canadian National Shares.
                                        Purchase activity could have
                                        potentially increased the price of
                                        Canadian National Shares, and therefore
                                        effectively increased the level at
                                        which Canadian National Shares must
                                        trade before you would receive an
                                        amount of Canadian National Shares
                                        worth as much as or more than the
                                        principal amount of the Notes on any
                                        Exchange Settlement Date. Through our
                                        subsidiaries, we are likely to modify
                                        our hedge position throughout the life
                                        of the Notes by purchasing and selling
                                        Canadian National Shares, options
                                        contracts on Canadian National Shares
                                        listed on major securities markets or
                                        positions in any other available
                                        securities or instruments that we may
                                        wish to use in connection with such
                                        hedging activities. We cannot give any
                                        assurance that we will not affect such
                                        price as a result of our hedging
                                        activities.

Supplemental Information
Concerning Plan of Distribution.......  Under the terms and subject to conditions contained in the U.S.
                                        distribution agreement referred to in
                                        the prospectus supplement under "Plan
                                        of Distribution," the Agent, acting as
                                        principal for its own account, has
                                        agreed to purchase, and we have agreed
                                        to sell, the principal amount of Notes
                                        set forth on the cover of this pricing
                                        supplement. The Agent proposes
                                        initially to offer the Notes directly
                                        to the public at the public offering
                                        price set forth on the cover page of
                                        this pricing supplement. We expect to
                                        deliver the Notes against payment
                                        therefor in New York, New York on May
                                        21, 2003. After the initial offering of
                                        the Notes, the Agent may vary the
                                        offering price and other selling terms
                                        from time to time.

                                        In order to facilitate the offering of
                                        the Notes, the Agent may engage in
                                        transactions that stabilize, maintain
                                        or otherwise affect the price of the
                                        Notes or Canadian National Shares.
                                        Specifically, the Agent may sell more
                                        Notes than it is obligated to purchase
                                        in connection with the offering or may
                                        sell Notes or Canadian National Shares
                                        it does not own, creating a naked short
                                        position in the Notes or Canadian
                                        National Shares, respectively, for its
                                        own account. The Agent must close out
                                        any naked short position by purchasing
                                        the Notes or Canadian National Shares
                                        in the open market. A naked short
                                        position is more likely to be created
                                        if the Agent is concerned that there
                                        may be downward pressure on the price
                                        of the Notes or Canadian National
                                        Shares in the open market after pricing
                                        that could adversely affect investors
                                        who purchase in the offering. As an
                                        additional means of facilitating the
                                        offering, the Agent may bid for, and
                                        purchase, Notes or Canadian National
                                        Shares in the open market to stabilize
                                        the price of the Notes. Any of these
                                        activities may raise or maintain the
                                        market price of the Notes above
                                        independent market levels or prevent or
                                        retard a decline in the market price of
                                        the Notes. The Agent is not required to
                                        engage in these activities, and may end
                                        any of these activities at any time.
                                        See "--Use of Proceeds and Hedging"
                                        above.

ERISA Matters for Pension Plans and
Insurance Companies...................  Each fiduciary of a pension, profit-sharing or other employee
                                        benefit plan subject to the Employee
                                        Retirement Income Security Act of 1974,
                                        as amended ("ERISA") (a "Plan"), should
                                        consider the fiduciary standards of
                                        ERISA in the context of the Plan's
                                        particular circumstances before
                                        authorizing an investment in the Notes.
                                        Accordingly, among other factors, the
                                        fiduciary should consider whether the
                                        investment would satisfy the prudence
                                        and diversification requirements of
                                        ERISA and would be consistent with the
                                        documents and instruments governing the
                                        Plan.

                                        In addition, we and certain of our
                                        subsidiaries and affiliates, including
                                        MS & Co. and Morgan Stanley DW Inc.
                                        (formerly Dean Witter Reynolds Inc.)
                                        ("MSDWI"), may each be considered a
                                        "party in interest" within the meaning
                                        of ERISA, or a "disqualified person"
                                        within the meaning of the Internal
                                        Revenue Code of 1986, as amended (the
                                        "Code"), with respect to many Plans, as
                                        well as many individual retirement
                                        accounts and Keogh plans (also
                                        "Plans"). Prohibited transactions
                                        within the meaning of ERISA or the Code
                                        would likely arise, for example, if the
                                        Notes are acquired by or with the
                                        assets of a Plan with respect to which
                                        MS & Co., MSDWI or any of their
                                        affiliates is a service provider,
                                        unless the Notes are acquired pursuant
                                        to an exemption from the "prohibited
                                        transaction" rules. A violation of
                                        these "prohibited transaction" rules
                                        may result in an excise tax or other
                                        liabilities under ERISA and/or Section
                                        4975 of the Code for such persons,
                                        unless exemptive relief is available
                                        under an applicable statutory or
                                        administrative exemption.

                                        The U.S. Department of Labor has issued
                                        five prohibited transaction class
                                        exemptions ("PTCEs") that may provide
                                        exemptive relief for direct or indirect
                                        prohibited transactions resulting from
                                        the purchase or holding of the Notes.
                                        Those class exemptions are PTCE 96-23
                                        (for certain transactions determined by
                                        in-house asset managers),

                                        PTCE 95-60 (for certain transactions
                                        involving insurance company general
                                        accounts), PTCE 91-38 (for certain
                                        transactions involving bank collective
                                        investment funds), PTCE 90-1 (for
                                        certain transactions involving
                                        insurance company separate accounts)
                                        and PTCE 84-14 (for certain
                                        transactions determined by independent
                                        qualified asset managers).

                                        Because we may be considered a party in
                                        interest with respect to many Plans,
                                        the Notes may not be purchased or held
                                        by any Plan, any entity whose
                                        underlying assets include "plan assets"
                                        by reason of any Plan's investment in
                                        the entity (a "Plan Asset Entity") or
                                        any person investing "plan assets" of
                                        any Plan, unless such purchaser or
                                        investor is eligible for exemptive
                                        relief, including relief available
                                        under PTCE 96-23, 95-60, 91-38, 90-1 or
                                        84-14 or such purchase and holding is
                                        otherwise not prohibited. Any
                                        purchaser, including any fiduciary
                                        purchasing on behalf of a Plan, or
                                        investor in the Notes will be deemed to
                                        have represented, in its corporate and
                                        fiduciary capacity, by its purchase and
                                        holding thereof that it either (a) is
                                        not a Plan or a Plan Asset Entity and
                                        is not purchasing such securities on
                                        behalf of or with "plan assets" of any
                                        Plan or (b) is eligible for exemptive
                                        relief or such purchase or holding is
                                        not prohibited by ERISA or Section 4975
                                        of the Code.

                                        Under ERISA, assets of a Plan may
                                        include assets held in the general
                                        account of an insurance company which
                                        has issued an insurance policy to such
                                        plan or assets of an entity in which
                                        the Plan has invested. Accordingly,
                                        insurance company general accounts that
                                        include assets of a Plan must ensure
                                        that one of the foregoing exemptions is
                                        available. Due to the complexity of
                                        these rules and the penalties that may
                                        be imposed upon persons involved in
                                        non-exempt prohibited transactions, it
                                        is particularly important that
                                        fiduciaries or other persons
                                        considering purchasing the Notes on
                                        behalf of or with "plan assets" of any
                                        Plan consult with their counsel
                                        regarding the availability of exemptive
                                        relief under PTCE 96-23, 95-60, 91-38,
                                        90-1 or 84-14.

                                        Certain plans that are not subject to
                                        ERISA, including plans maintained by
                                        state and local governmental entities,
                                        are nonetheless subject to investment
                                        restrictions under the terms of
                                        applicable local law. Such restrictions
                                        may preclude the purchase of the Notes.

                                        In addition to considering the
                                        consequences of holding the Notes,
                                        employee benefit plans subject to ERISA
                                        (or insurance companies deemed to be
                                        investing ERISA plan assets) purchasing
                                        the Notes should also consider the
                                        possible implications of owning
                                        Canadian National Shares upon call or
                                        exchange of the Notes (other than in
                                        the case of a call of the Notes for the
                                        Premium Call Price or the cash Call
                                        Price or an exchange with respect to
                                        which we elect to pay cash). Purchasers
                                        of the Notes have exclusive
                                        responsibility for ensuring that their
                                        purchase and holding of the Notes do
                                        not violate the prohibited transaction
                                        rules of ERISA or the Code, or any
                                        requirements applicable to government
                                        or other benefit plans that are not
                                        subject to ERISA or the Code.

United States Federal Income Taxation.  The Notes are optionally exchangeable notes as discussed under "United States
                                        Federal Taxation--Notes--Optionally
                                        Exchangeable Notes" in the accompanying
                                        prospectus supplement and will be
                                        treated as "contingent payment debt
                                        instruments" for U.S. federal income
                                        tax purposes. Investors should refer to
                                        this discussion for a full description
                                        of the U.S. federal income tax
                                        consequences of ownership and
                                        disposition of a contingent payment
                                        debt instrument.

                                        In summary, U.S. taxable investors
                                        will, regardless of their method of
                                        accounting for U.S. federal income tax
                                        purposes, be required to accrue
                                        original issue discount ("OID") as
                                        interest income on the Notes on a
                                        constant yield basis in each year that
                                        they hold the Notes, despite the fact
                                        that no interest will be paid on the
                                        Notes. As a result, U.S. taxable
                                        investors will be required to pay taxes
                                        annually on the amount of accrued OID.
                                        In addition, any gain recognized by
                                        U.S. taxable investors on the sale or
                                        exchange, or at maturity, of the Notes
                                        will generally be treated as ordinary
                                        income.

                                        The rate of accrual of OID on the Notes
                                        is the yield at which we would issue a
                                        fixed rate debt instrument with terms
                                        similar to those of the Notes (our
                                        "comparable yield") and is determined
                                        at the time of the issuance of the
                                        Notes. We have determined that the
                                        "comparable yield" is an annual rate of
                                        3.5122% compounded semi-annually.
                                        Based on our determination of the
                                        comparable yield, the "projected
                                        payment schedule" for a Note (assuming
                                        an issue price of $1,000) consists of
                                        an amount equal to $1,277.10 due at
                                        maturity.

                                        The comparable yield and the projected
                                        payment schedule are not provided for
                                        any purpose other than the
                                        determination of U.S. taxable
                                        investors' interest accruals and
                                        adjustments in respect of the Notes,
                                        and we make no representation regarding
                                        the actual amounts of the payments on a
                                        Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                             Dated: [On or after June 21, 2003]

Morgan Stanley                       Morgan Stanley & Co. Incorporated, as
1585 Broadway                          Calculation Agent
New York, New York 10036             1585 Broadway
                                     New York, New York 10036
                                     Fax No.: (212) 761-0674
                                     (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Fixed Rate Notes, Exchangeable Notes due May 30, 2010 (Exchangeable for Common Shares of Canadian National Railway Company) of Morgan Stanley (CUSIP No. 617446JH3) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after June 21, 2003 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to May 30, 2010, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 52 dated May 16, 2003 (the "Pricing Supplement") to the Prospectus Supplement dated June 11, 2002 and the Prospectus dated June 11, 2002 related to Registration Statement No. 333-83616. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, common shares of Canadian National Railway or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.


                                       Very truly yours,


                                       ----------------------------------------
                                       [Name of Holder]

                                       By:
                                          -------------------------------------
                                           [Title]


                                       ----------------------------------------
                                       [Fax No.]

                                       $
                                        ---------------------------------------
                                        Principal Amount of Notes to be
                                        surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   ----------------------------------------------
   Title:

Date and time of acknowledgment
                                -----------------